EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Aviation, Ltd.:

We consent to incorporation by reference in the registration statements No. 33-90926 on Form S-8, No. 333-75706 on Form S-8, and No. 333-38338 on Form S-3 of Great Lakes Aviation, Ltd. of our report dated March 11, 2005, relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 11, 2005, contains an explanatory paragraph that states the Company has suffered significant losses and has liabilities in excess of assets, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.

Denver, Colorado

March 30, 2005